SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Gleacher & Company, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

377341201
(CUSIP Number)

July 15, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

CUSIP No. 377341201	Page 2 of 21 Pages

1)	NAME OF REPORTING PERSON Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 277,103
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 277,103
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,103
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%
12)	TYPE OF REPORTING PERSON CO

CUSIP No. 377341201	Page 3 of 21 Pages

1)	NAME OF REPORTING PERSON J. Goldman Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 31,339
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 31,339
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,339
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12)	TYPE OF REPORTING PERSON PN

CUSIP No. 377341201	Page 4 of 21 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin Event Driven Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 23,806
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 23,806
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,806
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON PN

CUSIP No. 377341201	Page 5 of 21 Pages

1)	NAME OF REPORTING PERSON Old Bell Associates LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 308,442
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 308,442
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,442
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12)	TYPE OF REPORTING PERSON OO

CUSIP No. 377341201	Page 6 of 21 Pages

1)	NAME OF REPORTING PERSON Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 277,103
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 277,103
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,103
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%
12)	TYPE OF REPORTING PERSON OO

CUSIP No. 377341201	Page 7 of 21 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 23,806
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 23,806
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,806
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON OO

CUSIP No. 377341201	Page 8 of 21 Pages

1)	NAME OF REPORTING PERSON A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 332,248
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 332,248
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 332,248
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12)	TYPE OF REPORTING PERSON IN

CUSIP No. 377341201	Page 9 of 21 Pages

1)	NAME OF REPORTING PERSON Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 300,909
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 300,909
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,909
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12)	TYPE OF REPORTING PERSON IN

CUSIP No. 377341201	Page 10 of 21 Pages

1)	NAME OF REPORTING PERSON Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 300,909
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 300,909
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,909
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12)	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Gleacher & Company, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1290 Avenue of the Americas, 4th Floor
New York, NY 10104

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Worldwide Fund, Ltd.
(ii)	J. Goldman Master Fund, L.P.
(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
(iv)	Old Bell Associates LLC
(v)	Scoggin LLC
(vi)	TCW/Scoggin, LLC
(vii)	A. Dev Chodry
(viii)	Craig Effron
(ix)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Cayman Nominees, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.

J. Goldman Master Fund, L.P. has a business address at 510 Madison Avenue, New York, NY 10022.

TCW/Scoggin Event Driven Master Fund, L.P. and TCW/Scoggin, LLC have a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(ii)	J. Goldman Master Fund, L.P.
British Virgin Islands

(iii)	TCW/Scoggin Event Driven Master Fund, L.P.
Cayman Islands

(iv)	Old Bell Associates LLC
New York

(v)	Scoggin LLC
New York

(vi)	TCW/Scoggin, LLC
Delaware

(vii)	A. Dev Chodry
USA

(viii)	Craig Effron
USA

(ix)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

377341201

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)            Scoggin Worldwide Fund, Ltd.1

(a)	Amount beneficially owned: 277,103

(b)	Percent of class: 4.5%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 277,103

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 277,103

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)            J. Goldman Master Fund, L.P.3

(a)	Amount beneficially owned: 31,339

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

[1]	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[2]	Subsequent to the filing of its most recent Quarterly Report on Form 10-Q, the Issuer effected a one-for-twenty reverse stock split as set forth in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2013. As such, percentages are based on 6,149,042 shares of common stock outstanding as reported by Bloomberg L.P. on July 24, 2013.

[3]	The investment manager of J. Goldman Master Fund, L.P. is Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.

(i)	Sole power to vote or to direct the vote: 31,339

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 31,339

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)            TCW/Scoggin Event Driven Master Fund, L.P.4

(a)	Amount beneficially owned: 23,806

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 23,806

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 23,806

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)            Old Bell Associates LLC5

(a)	Amount beneficially owned: 308,442

(b)	Percent of class: 5.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 308,442

(iii)	Sole power to dispose or to direct the disposition of: 0

[4]	The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the investment managers of TCW/Scoggin, LLC.

[5]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.

(iv)	Shared power to dispose or to direct the disposition of: 308,442

(v)            Scoggin LLC6

(a)	Amount beneficially owned: 277,103

(b)	Percent of class: 4.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 277,103

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 277,103

(vi)            TCW/Scoggin, LLC7

(a)	Amount beneficially owned: 23,806

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 23,806

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 23,806

[6]	Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[7]	TCW/Scoggin LLC is the investment manager of TCW/Scoggin Event Driven Master Fund, L.P. A. Dev Chodry, Craig Effron and Curtis Schenker are the investment managers of TCW/Scoggin, LLC.

(vii)            A. Dev Chodry8

(a)	Amount beneficially owned: 332,248

(b)	Percent of class: 5.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 332,248

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 332,248

(viii)            Craig Effron9

(a)	Amount beneficially owned: 300,909

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 300,909

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 300,909

(ix)            Curtis Schenker10

(a)	Amount beneficially owned: 300,909

[8]	A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and J. Goldman Master Fund, L.P. A. Dev Chodry is also an investment manager of TCW/Scoggin, LLC.

[9]	Craig Effron is the managing member of Scoggin LLC. Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Craig Effron is also an investment manager of TCW/Scoggin, LLC.

[10]
Curtis Schenker is the managing member of Scoggin LLC.  Scoggin LLC serves as investment sub-manager for equity and event-driven investing for Scoggin Worldwide Fund, Ltd. Curtis Schenker is also the investment manager of TCW/Scoggin, LLC.

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has: 300,909

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 300,909

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 300,909

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of July 25, 2013	Scoggin Worldwide Fund, Ltd.
	By:	/s/ A. Dev Chodry
Title: Director

Dated as of July 25, 2013	J. Goldman Master Fund, L.P.
By: Old Bellows Partners LP, its Investment Manager

By: Old Bell Associates LLC, its General Partner

	By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of July 25, 2013	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager

	By:	/s/ A. Dev Chodry
Title: Chief Investment Officer

Dated as of July 25, 2013	Old Bell Associates LLC
	By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of July 25, 2013	Scoggin LLC
	By:	/s/ Craig Effron
Title: Managing Member

Dated as of July 25, 2013	TCW/Scoggin, LLC
	By:	/s/ A. Dev Chodry
Title: Chief Investment Officer

Dated as of July 25, 2013	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of July 25, 2013	/s/ Craig Effron
Craig Effron

Dated as of July 25, 2013	/s/ Curtis Schenker
Curtis Schenker

Exhibit A

Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of July 25, 2013	Scoggin Worldwide Fund, Ltd.
	By:	/s/ A. Dev Chodry
Title: Director

Dated as of July 25, 2013	J. Goldman Master Fund, L.P.
By: Old Bellows Partners LP, its Investment Manager

By: Old Bell Associates LLC, its General Partner

	By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of July 25, 2013	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager

	By:	/s/ A. Dev Chodry
Title: Chief Investment Officer

Dated as of July 25, 2013	Old Bell Associates LLC
	By:	/s/ A. Dev Chodry
Title: Managing Member

Dated as of July 25, 2013	Scoggin LLC
	By:	/s/ Craig Effron
Title: Managing Member

Dated as of July 25, 2013	TCW/Scoggin, LLC
	By:	/s/ A. Dev Chodry
Title: Chief Investment Officer

Dated as of July 25, 2013	/s/ A. Dev Chodry
A. Dev Chodry

Dated as of July 25, 2013	/s/ Craig Effron
Craig Effron

Dated as of July 25, 2013	/s/ Curtis Schenker
Curtis Schenker